Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-219591

July 31, 2018

Northern Trust Corporation

Pricing Term Sheet

July 31, 2018

$500,000,000

3.65% Senior Notes due 2028

Issuer	Northern Trust Corporation

Security	3.65% Senior Notes due 2028

Expected Ratings	A2 (Moody’s) / A+ (S&P) / AA- (Fitch)

Currency	USD

Principal Amount	$500,000,000

Maturity	August 3, 2028

Coupon	3.65%

Payment Frequency	Semi-Annually

Day Count Convention	30/360

Optional Redemption:	Redeemable in whole or in part, by the Issuer on or after 3 months prior to the maturity date at 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the redemption date

Benchmark Treasury	2.875% US Treasury due May 15, 2028

Spread to Benchmark Treasury	+70 bps

Benchmark Treasury Spot and Yield	99-07+; 2.965%

Price to Public	99.875% of principal amount

Proceeds (Before Expenses) to Issuer	$497,125,000 (99.425%)

Interest Payment Dates	February 3 and August 3 of each year, commencing February 3, 2019

Trade Date	July 31, 2018

Settlement Date	August 3, 2018 (T+3)

Denominations	$2,000 x $1,000

CUSIP / ISIN	665859AT1 / US665859AT17

Joint Book-Running Managers	Barclays Capital Inc. Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Junior Co-Managers	Loop Capital Markets LLC The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc. at 1-888- 603-5847, (ii) Morgan Stanley & Co. LLC at 1-866-718-1649, (iii) UBS Securities LLC at 1-888-827-7275, or (iv) Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER E-MAIL SYSTEM.